EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY REPORTS FULL YEAR AND FOURTH QUARTER
2015 RESULTS;
MANAGEMENT COMMENTS ON SALES AND EARNINGS
OUTLOOK

•	Sales and earnings negatively affected by the strong U.S. dollar
•	Full year sales rose 2% in local currencies, but declined 3% as reported
•	EPS of $3.83 down 9% excluding charges in both years; EPS of $3.59 as reported down 4% from prior year
•	Company generated strong free cash flow

New York, N.Y., March 18, 2016 - Tiffany & Co. (NYSE: TIF) reported its financial results for the 12 months (“full year”) and three months (“fourth quarter”) ended January 31, 2016. Throughout the year, results were pressured by the strong U.S. dollar, which had a negative effect on the translation of non-U.S. sales into dollars and on foreign tourist spending in the U.S., as well as, to varying degrees, the effects of macro-economic challenges and uncertainties on consumer spending. Management issued its projections for 2016 (fiscal year ending January 31, 2017) calling for minimal growth in net sales on a constant-exchange-rate basis, and net earnings ranging from unchanged to a mid-single-digit decline compared with $3.83 (excluding charges - see “Non-GAAP Measures”) in 2015, and free cash flow of at least $400 million.

In the full year:

•
On a constant-exchange-rate basis (see “Non-GAAP Measures”), worldwide net sales rose 2% due to higher sales in Asia-Pacific, Japan and Europe and comparable store sales were equal to the prior year. Reported in U.S. dollars, worldwide net sales declined 3% to $4.1 billion.

•
Net earnings of $493.8 million, or $3.83 per diluted share (excluding pre-tax charges of $37.9 million for two impairments of a loan made to a diamond mining company and $8.8 million for staffing and occupancy reductions) were 9% lower than last year’s $545.1 million, or $4.20 per diluted share, which had excluded a debt extinguishment charge (see “Non-GAAP Measures”); the decline was due to lower sales and higher selling, general and administrative (“SG&A”) expenses partly offset by a higher gross margin. On a reported basis, which included the charges in both years, net earnings per diluted share of $3.59 were 4% below the prior year.

In the fourth quarter:

•
On a constant-exchange-rate basis (see “Non-GAAP Measures”), worldwide net sales declined 2%, reflecting lower sales in the Americas and Asia-Pacific and sales growth in Japan and Europe and comparable store sales declined 5%. Reported in U.S. dollars, worldwide net sales of $1.2 billion were 6% lower than the prior year.

•
Net earnings of $186.8 million, or $1.46 per diluted share (excluding pre-tax charges of $28.3 million for impairment of a loan made to a diamond mining company and $8.8 million for staffing and occupancy reductions - see “Non-GAAP Measures”), declined from $196.2 million, or $1.51 per diluted share in the prior year; the decline reflected a lack of sales leverage on higher selling, general and administrative expenses partly offset by a higher gross margin. On a reported basis, net earnings were $1.28 per diluted share.

Frederic Cumenal, chief executive officer, said, “We faced various challenges during the year that negatively affected our financial results, especially related to the strong U.S. dollar. However, our management team continued to pursue initiatives to strengthen Tiffany’s abilities to serve our clientele effectively and deliver extraordinary products and experiences. This included introducing a range of enticing new products spanning diamonds to silver jewelry, and enhancing our global store base. Worldwide sales growth of only 2% on a constant-exchange-rate basis, or down 3% as reported, along with the lack of earnings growth, did not meet the forecasts we had communicated at the start of the year; however, we were pleased with an increase in gross margin, strong free cash flow, and our ability to return cash to shareholders through another dividend increase and share repurchases.”

Net sales highlights by region were as follows:

•
In the Americas, on a constant-exchange-rate basis, total sales and comparable store sales in the full year were 2% and 4%, respectively, below the prior year while total and comparable store sales in the fourth quarter declined 6% and 8%, respectively. These declines in both periods reflected lower foreign tourist spending in the U.S., which management attributes to the strong U.S. dollar, as well as varying degrees of softness in sales to U.S. customers. Elsewhere in the region, total sales on a constant-exchange-rate basis rose in Canada and Latin America. Reported in U.S. dollars, total sales of $1.9 billion (47% of worldwide net sales) in the full year and $604 million in the fourth quarter were 4% and 8%, respectively, below the prior year.

•
In the Asia-Pacific region, on a constant-exchange-rate basis, in the full year total sales rose 3% and comparable store sales were unchanged from the prior year while in the fourth quarter total sales declined 3% and comparable store sales declined 8%. In both periods, sales on a constant-exchange-rate basis rose in China and Australia, which contrasted with continued weakness in Hong Kong. Reported in U.S. dollars, total sales of $1 billion (24% of worldwide net sales) in the full year and $260 million in the fourth quarter were 2% and 8%, respectively, below the prior year.

•
In Japan, on a constant-exchange-rate basis, full year total sales and comparable store sales rose 10% and 5%, respectively, and in the fourth quarter total sales rose 12% and comparable store sales rose 10%. The majority of this sales growth in both periods reflected higher sales to foreign tourists. Reported in U.S. dollars, total sales declined 2% in the full year to $541 million (13% of worldwide net sales) and rose 9% to $161 million in the fourth quarter.

•
In Europe, on a constant-exchange-rate basis, total sales and comparable store sales in the full year rose 12% and 9%, respectively, due to geographically broad-based sales growth that reflected higher spending by local customers and foreign tourists; on that same basis, total sales in the fourth quarter increased 2% and comparable store sales declined 3% due to varying performance across the region, including sales growth in the U.K. and a noteworthy decline in France. Reported in U.S. dollars, total sales in Europe of $506 million (12% of worldwide net sales) in the full year and $157 million in the fourth quarter were 1% and 6%, respectively, below the prior year.

•
Other sales of $108 million in the full year and $31 million in the fourth quarter declined 13% and 6%, respectively, while comparable store sales declined 15% and 21%, respectively, reflecting lower sales in the United Arab Emirates (“UAE”) as well as lower wholesale sales of diamonds in the year.

•
Tiffany opened 16 Company-operated stores in the full year and closed four locations. At January 31, 2016, the Company operated 307 stores (124 in the Americas, 81 in Asia-Pacific, 56 in Japan, 41 in Europe, and five in the UAE), compared with 295 stores a year ago (122 in the Americas, 73 in Asia-Pacific, 56 in Japan, 39 in Europe, and five in the UAE).

Other financial highlights:

•
Gross margin (gross profit as a percentage of net sales) in the full year rose to 60.7%, from 59.7% in the prior year, reflecting favorable product input costs and price increases partly offset by sales mix. Gross margin in the fourth quarter was 63.0%, versus 60.8% in the prior year, due to favorable product input costs and price increases.

•
SG&A expenses rose 5% in the full year and 6% in the fourth quarter as reported. SG&A expenses include charges recorded in the second and fourth quarters related to the impairment of a loan to a diamond mining company in Sierra Leone, as well as a charge recorded in the fourth quarter for staffing and occupancy reductions (see “Non-GAAP Measures”). Excluding these charges, SG&A expenses rose 2% in the full year due to higher marketing spending and store-related and pension costs, partly offset by a benefit from the translation effect of the strong U.S. dollar. Excluding the fourth quarter charges, SG&A expenses declined 2% in the fourth quarter, benefitting from the strong U.S. dollar, as well as lower marketing and variable labor costs. Management continues to evaluate the collectability of the remaining $6 million of the loan to the diamond mining company. Management believes that it is possible that ongoing developments could require the Company to impair some or all of that amount.

•
Interest and other expenses, net declined in the full year as a result of lower interest expense on long-term debt (reflecting the October 2014 redemption of long-term debt using proceeds from the issuance of lower-rate long-term debt in September 2014) as well as lower average credit facility borrowings. Interest and other expenses, net were virtually unchanged in the fourth quarter. Both periods were also affected by increased foreign currency transaction losses.

•	The effective tax rate was 34.7% in the full year, versus 34.4% in the prior year, and was 34.4% in the fourth quarter, compared with 32.9% in the prior year.

•	Net inventories of $2.2 billion at January 31, 2016 were 6% lower than the prior year, which included a 2% benefit from the translation effect of the strong U.S. dollar.

•	Capital expenditures were $253 million in the full year, compared with $247 million in the prior year.

•
The Company spent $220 million in the full year (at an average cost of $78 per share), including $104 million in the fourth quarter (at an average cost of $73 per share) to repurchase shares of its Common Stock. On January 21, 2016, the Company’s Board of Directors approved a new stock repurchase program, authorizing the repurchase of up to $500 million of the Company’s Common Stock; this new program immediately replaced the Company’s previously-existing program that had authorized the repurchase of up to $300 million of its Common Stock, and which had $59 million remaining available for repurchases at the time of termination. At January 31, 2016, $494 million remained available for repurchases under the new program that expires on January 31, 2019.

•
Cash and cash equivalents and short-term investments were $887 million at January 31, 2016, up from $731 million a year ago. Total debt (short-term and long-term) as a percentage of stockholders’ equity was 38% and 39% at January 31, 2016 and 2015, respectively.

Mr. Cumenal added, “We are assuming that sales and earnings growth in 2016 will continue to be pressured by various factors including a further strengthening of the dollar, along with volatile and uncertain economic and equity market conditions that will likely affect consumer spending. While it is challenging to forecast demand in such an environment and despite weak sales trends to-date in 2016 in most regions, our forecast assumes gradual improvements later in the year. As such, we will continue to focus on growing sales on a constant-exchange-rate basis across all regions, jewelry categories and price points, while managing expenses and assets to maintain high levels of profitability and cash flow.”

Outlook:
Management currently forecasts that full year earnings per diluted share in 2016 will range from unchanged to a mid-single-digit decline compared with 2015’s $3.83 per diluted share (excluding the loan impairment and staffing and occupancy charges - see “Non-GAAP Measures”). Based on sales trends in the current quarter-to-date and an assumption of gradual improvement over the course of the year, management expects that earnings per diluted share in the first quarter may decline by 15-20%, followed by a 5-10% decline in the second quarter and a resumption of growth in the second half. This annual forecast is based on the following assumptions, which are approximate and may or may not prove valid: (i) worldwide net sales on a constant-exchange-rate basis increasing by a low-single-digit percentage, but approximately equal to the prior year when translated into U.S. dollars; (ii) increasing worldwide gross retail square footage by 2%, net through 11 openings, 6 relocations and 9 closings; (iii) operating margin below the prior year’s 19.7% (excluding the prior year’s charges) due to an expected increase in gross margin but with SG&A expense growth (despite some benefit from lower pension costs) exceeding sales growth; (iv) interest and other expenses, net unchanged from 2015; (v) an effective income tax rate slightly lower than the prior year; (vi) net inventories unchanged from the prior year; (vii) capital expenditures of $260 million; and (viii) free cash flow of at least $400 million.

Mr. Cumenal further added, “We are focused on returning to stronger financial performance, at sustainable rates, which we believe is achievable as we execute on our strategic initiatives and as challenging external conditions abate. Therefore, our longer-term objective calls for reaching high-single-digit net earnings growth, driven by mid-single-digit worldwide net sales growth on a constant-exchange-rate basis, while also continuing to generate strong free cash flow.”

Today’s Conference Call:
The Company will conduct a conference call today at 8:30 a.m. (Eastern Time) to review actual results and the outlook. Please click on http://investor.tiffany.com (“Events and Presentations”).

Upcoming Announcements and Events:

•
The Company will host an Analyst/Investor Day on April 12th at its corporate office in New York during which members of Company management will provide overviews of their respective areas of responsibility and strategic direction. A live webcast of the presentations will be available on the Company’s website at http://investor.tiffany.com. Due to space restrictions, a limited number of in-person invitations have been issued. For those unable to attend or to listen to the live webcast, a replay will be available on the Company’s website for 90 days following the event.

•
The Company expects to report its first quarter results on Wednesday May 25th before the market opens. To be notified of future announcements, please register at http://investor.tiffany.com (“E-Mail Alerts”).

Tiffany is the internationally-renowned jeweler founded in New York in 1837. Through its subsidiaries, Tiffany & Co. manufactures products and operates TIFFANY & CO. retail stores worldwide, and also engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

Forward-Looking Statements:
The statements in this document that refer to plans and expectations for the current fiscal year and future periods are forward-looking statements that involve a number of risks and uncertainties. Words such as 'expects,' 'anticipates,' 'forecasts,' 'plans,' 'believes,' 'continues,' 'may,' 'will,' and variations of such words and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding the Company's objectives, expectations and beliefs with respect to store openings and closings, product introductions, sales, sales growth, retail prices, gross margin, expenses, operating margin, effective income tax rate, net earnings and net earnings per share, inventories, capital expenditures, cash flow, liquidity, currency translation and growth opportunities. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company's control, which could cause the Company's actual results to differ materially from those indicated in these forward-looking statements. Such factors include, but are not limited to, risks from global economic conditions, decreases in consumer confidence, the Company's significant operations outside of the United States, regional instability and conflict that could disrupt tourist travel and local consumer spending, weakening foreign currencies, changes in the Company's product or geographic sales mix and changes in costs or reduced supply availability of diamonds and precious metals. Please also see the Company's risk factors, as they may be amended from time to time, set forth in the Company's filings with the Securities and Exchange Commission for a discussion of these and other factors that could cause actual results to differ materially. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law or regulation.
# # #

TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)

NON-GAAP MEASURES

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company's operating results. The non-GAAP financial measures presented here may not be comparable to similarly-titled measures used by other companies.

Net Sales

The Company's reported net sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors and measures its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Management believes this constant-exchange-rate basis provides a more representative assessment of sales performance and provides better comparability between reporting periods. The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Fourth Quarter 2015 vs. 2014			Full Year 2015 vs. 2014
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	(6)%	(4)%	(2)%	(3)%	(5)%	2%
Americas	(8)	(2)	(6)	(4)	(2)	(2)
Asia-Pacific	(8)	(5)	(3)	(2)	(5)	3
Japan	9	(3)	12	(2)	(12)	10
Europe	(6)	(8)	2	(1)	(13)	12
Other	(6)	—	(6)	(13)	—	(13)

Comparable Store Sales:
Worldwide	(9)%	(4)%	(5)%	(6)%	(6)%	—%
Americas	(10)	(2)	(8)	(6)	(2)	(4)
Asia-Pacific	(13)	(5)	(8)	(5)	(5)	—
Japan	7	(3)	10	(7)	(12)	5
Europe	(12)	(9)	(3)	(5)	(14)	9
Other	(21)	—	(21)	(15)	—	(15)

Comparable Store Sales

Comparable store sales include only sales transacted in Company-operated stores open for more than 12 months. Sales for relocated stores are included in comparable store sales if the relocation occurs within the same geographical market. Sales for a new store are not included in comparable store sales if that store resulted from a relocation from one department store to another or from a department store to a free-standing location. In all markets, the results of a store in which the square footage has been expanded or reduced remain in the comparable store base.

Net Earnings

The accompanying press release presents net earnings and highlights expenses tied to certain items in the text. Management believes excluding such items presents the Company's results on a more comparable basis to the corresponding period in the prior year, thereby providing investors with an additional perspective to analyze the results of operations of the Company at January 31, 2016. The following tables reconcile certain GAAP amounts to non-GAAP amounts:

(in millions, except per share amounts)	GAAP	Impairment charge [a]	Specific cost-reduction initiatives [b]	Non-GAAP
Quarter Ended January 31, 2016
Selling, general and administrative ("SG&A") expenses	$503.9	(28.3)	$(8.8)	$466.8
As a % of sales	41.5%			38.5%
Earnings from operations	260.9	28.3	8.8	298.0
As a % of sales	21.5%			24.6%
Net earnings	163.2	18.0	5.6	186.8
Diluted earnings per share	1.28	0.14	0.04	1.46

(in millions, except per share amounts)	GAAP	Impairment charges [a]	Specific cost-reduction initiatives [b]	Non-GAAP
Year Ended January 31, 2016
SG&A expenses	$1,731.2	$(37.9)	$(8.8)	$1,684.5
As a % of sales	42.2%			41.0%
Earnings from operations	760.1	37.9	8.8	806.8
As a % of sales	18.5%			19.7%
Net earnings	463.9	24.3	5.6	493.8
Diluted earnings per share	3.59	0.19	0.05	3.83

[a]	Expenses associated with impairment charges related to a financing arrangement with Koidu Limited.

[b]
Expenses associated with specific cost-reduction initiatives which included severance related to staffing reductions and subleasing of certain office space for which only a portion of the Company's future rent obligations will be recovered.

(in millions, except per share amounts)	GAAP	Debt extinguishment [c]	Non-GAAP
Year Ended January 31, 2015
Loss on extinguishment of debt	$93.8	$(93.8)	$—
Provision for income taxes	253.4	32.8	286.2
Net earnings	484.2	60.9	545.1
Diluted earnings per share	3.73	0.47	4.20

[c]	Expenses associated with the redemption of $400.0 million in aggregate principal amount of certain senior notes prior to their scheduled maturities.

Free Cash Flow

Internally, management monitors its cash flow on a non-GAAP basis. The ability to generate free cash flow demonstrates how much cash the Company has available for discretionary and non-discretionary items after deduction of capital expenditures. The Company's operations require regular capital expenditures for the opening, renovation and expansion of stores and distribution and manufacturing facilities as well as ongoing investments in information technology. Management believes this provides a more representative assessment of operating cash flows. The following table reconciles GAAP net cash provided by operating activities to non-GAAP free cash flow:

	Years Ended January 31,
(in millions)	2016	2015
Net cash provided by operating activities	$813.6	$615.1
Less: Capital expenditures	(252.7)	(247.4)
Free cash inflow	$560.9	$367.7

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in millions, except per share amounts)

	Three Months Ended January 31,		Years Ended January 31,
	2016	2015	2016	2015
Net sales	$1,213.6	$1,285.3	$4,104.9	$4,249.9

Cost of sales	448.8	503.7	1,613.6	1,712.7

Gross profit	764.8	781.6	2,491.3	2,537.2

Selling, general and administrative expenses	503.9	477.0	1,731.2	1,645.8

Earnings from operations	260.9	304.6	760.1	891.4

Interest and other expenses, net	12.1	12.3	50.2	60.1

Loss on extinguishment of debt	—	—	—	93.8

Earnings from operations before income taxes	248.8	292.3	709.9	737.5

Provision for income taxes	85.6	96.1	246.0	253.3

Net earnings	$163.2	$196.2	$463.9	$484.2

Net earnings per share:

Basic	$1.28	$1.52	$3.61	$3.75
Diluted	$1.28	$1.51	$3.59	$3.73

Weighted-average number of common shares:

Basic	127.4	129.3	128.6	129.2
Diluted	127.9	130.0	129.1	129.9

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	January 31, 2016	January 31, 2015
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$886.6	$731.5
Accounts receivable, net	206.4	195.2
Inventories, net	2,225.0	2,362.1
Prepaid expenses and other current assets	190.4	220.0

Total current assets	3,508.4	3,508.8

Property, plant and equipment, net	935.8	899.5
Other assets, net	685.5	772.3

	$5,129.7	$5,180.6

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$221.6	$234.0
Current portion of long-term debt	84.2	—
Accounts payable and accrued liabilities	329.1	318.0
Income taxes payable	27.1	39.9
Merchandise credits and deferred revenue	67.9	66.1

Total current liabilities	729.9	658.0

Long-term debt	798.1	882.5
Pension/postretirement benefit obligations	428.1	524.2
Other long-term liabilities	189.0	200.7
Deferred gains on sale-leasebacks	55.1	64.5
Stockholders’ equity	2,929.5	2,850.7

	$5,129.7	$5,180.6